Exhibit 99.1

General Moly, Inc. — NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY RECEIVES RULING ON MT. HOPE WATER RIGHTS

LAKEWOOD, COLORADO — September 21, 2015, General Moly, Inc. (the “Company” or “General Moly”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration, and mining company, announced that on September 18, 2015, the Nevada Supreme Court (“Supreme Court”) ruled on a challenge to the water permits and Monitoring, Management and Mitigation Plan (“3M Plan”) granted by the Nevada State Engineer (“NSE”). The Supreme Court Order reversed and remanded the decisions of the Nevada State District Court (“District Court”), which had affirmed the NSE’s Orders approving the Mt. Hope Project’s water rights and Monitoring, Management and Mitigation plan for the Mt. Hope Project. The Supreme Court’s Order is requiring that the NSE set forth specific mitigation measures to avoid conflicts with existing rights when granting water permits. The Company’s water permits referenced a separate 3M Plan that had been approved by the NSE in cooperation with the County of Eureka, NV, and was established and in existence to address mitigation measures.

Bruce D. Hansen, Chief Executive Officer, said, “We are surprised and disappointed in the Supreme Court’s decision given the level of analysis and diligence performed prior to the granting of these permits and 3M Plan and the detailed and positive rulings the Company received at the State District Court level. We feel that historically Nevada courts have relied on the NSE’s technical expertise and judgment in assessing the effectiveness of mitigation rather than requiring detailed technical evidence coinciding with the permit application.”

Mr. Hansen concluded, “We are evaluating with our legal team and communicating with the NSE to fully understand the process and timing associated with addressing issues raised by the Supreme Court, and will move forward as expeditiously as possible. In addition, we are continuing our process and dialogue with AMER International Group on closing the Investment and Security Purchase Agreement, but given this issue and the recent pullback in molybdenum price, we anticipate that at a minimum, certain terms of the transaction may need to be amended and restructured.”

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, our interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits.  Combined with the Company’s second project, the Liberty Project, a molybdenum and copper property also located in central Nevada, our goal is to become the largest pure play primary molybdenum producer in the world.  For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:
Investors - Scott Kozak	(303) 928-8591	skozak@generalmoly.com
Media - Zach Spencer	(775) 397-1199	zspencer@generalmoly.com

Website: http://www.generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to maintain required permits to continue construction, commence production and its ability to raise required project financing, adverse governmental regulation and judicial outcomes, including appeal of the Record of Decision and appeal of water permits and estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.